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                                  EXHIBIT 99.1


                            SECOND AMENDMENT TO THE
                 HADRON, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

  SECOND AMENDMENT, dated as of December 5, 2000, to the Hadron, Inc. 1997 Employee Stock Purchase Plan (the "Plan"), by Hadron, Inc. (the "Company").

  The Company maintains the Plan. On September 12, 2000, the Board of Directors unanimously approved a resolution to increase the number of shares issuable under the Plan by 150,000 shares. In accordance with Section 8 of the Plan, such resolution was approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on December 5, 2000.

  NOW, THEREFORE, the Plan is amended as follows:

  I. Section 2 is amended by revising the first sentence of the first paragraph thereof in its entirety to read as follows:

        There shall be reserved for issuance and purchase by employees under the Plan an aggregate of Five Hundred Thousand (500,000) shares of Common Stock, subject to adjustment as provided in Section 13.

  II.  In all respects not amended, the Plan is hereby ratified and confirmed.

               *  *  *  *  *

  To record the adoption of the Amendment as set forth above Hadron, Inc. has caused this document to be signed on this December 5, 2000.


                                             HADRON, INC.



                                             By:  /s/ Jon Stout
                                                  ------------------------
                                             Name:  Jon Stout
                                             Title: President and Chief
                                                        Executive Officer


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